Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated July 10, 2015, on the consolidated financial statements of Global Boatworks Holdings, Inc. at December 31, 2014 and for the period from June 16, 2014 (Inception) to December 31, 2014,  and on the financial statements of Financial Innovators Corp. ("Predecessor") at December 31, 2013 and for the periods from January 1, 2014 to September 24, 2014 and for the year ended December 31, 2013 included herein on the registration statement of Global Boatworks Holdings, Inc. on Form S-1 Amendment No. 1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

August 7, 2015